Exhibit 2.1

SECURITIES EXCHANGE AGREEMENT

by and among

HIGH WIRE NETWORKS, INC.

THOTH AEROSPACE INC.

MARK W. PORTER

A SHAREHOLDER OF HIGH WIRE NETWORKS, INC.

and

DENNIS O’LEARY

THE SOLE SHAREHOLDER OF

THOTH AEROSPACE INC.

Dated effective as of March 3, 2026

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SECURITIES EXCHANGE AGREEMENT

This SECURITIES EXCHANGE AGREEMENT (this “Agreement”), dated effective as of March 3, 2026, is by and among High Wire Networks, Inc., a Nevada corporation (“High Wire”), Thoth Aerospace Inc., a New York corporation (“Thoth”), Mark W. Porter , a holder of shares of Series B Preferred Stock of High Wire, and Dennis O’Leary, the sole shareholder of Thoth (the “Shareholder,” or the “Selling Shareholder”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex A hereto.

BACKGROUND

A. Thoth has outstanding the securities (the “Thoth Securities”), all of which are held by the Selling Shareholder. The Selling Shareholder is the record and beneficial owner of the Thoth Securities. The Selling Shareholder has agreed to transfer all of his, her or its (hereinafter “its”) Thoth Securities in exchange for newly issued shares of the Common Stock, $0.00001 par value per share, of High Wire (the “High Wire Stock”) that will, in the aggregate, constitute 16,597,353 shares, representing 80% of the issued and outstanding capital stock of High Wire on a fully diluted basis as of and immediately after the Closing (the “Target Percentage”). The aggregate number of shares of High Wire Stock to be received by the Selling Shareholder is referred to herein as the “Shares.” For purposes of this Agreement, “fully diluted basis” means all issued and outstanding shares of High Wire common stock plus all shares issuable upon exercise or conversion of all outstanding options, warrants, convertible securities, and other rights to acquire High Wire common stock, whether or not then exercisable or vested.

B. The Board of Directors of High Wire and the Board of Directors of Thoth have determined that it is desirable to affect this plan of reorganization and securities exchange.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

Exchange of Securities and Sale of Series B Preferred Stock

1.1. Securities Exchange. At the Closing, the Selling Shareholder shall sell, transfer, convey, assign and deliver to High Wire its Thoth Securities free and clear of all Liens, in exchange for the High Wire Stock.

1.2. Sale of Series B Preferred Stock of High Wire. At the Closing, Mark W. Porter shall sell 1,000 shares of Series B Preferred Stock of High Wire (constituting all of the shares of Preferred Stock of High Wire issued and outstanding as of the Closing and voting control of High Wire) to the Shareholder for $1.00.

1.3. Closing. The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place on the date hereof (the “Closing Date”) remotely via electronic exchange of documents and signatures.

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1.4. Conditions to Obligations of Thoth and the Shareholder. The obligations of Thoth and the Shareholder to consummate the Transactions are subject to the satisfaction (or waiver by Thoth and the Shareholder) of the following conditions at or prior to the Closing:

(a) Representations and Warranties. The representations and warranties of High Wire contained in Article IV shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a High Wire Material Adverse Effect; provided, however, that the Fundamental Representations shall be true and correct in all material respects.

(b) Performance of Obligations. High Wire shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a High Wire Material Adverse Effect.

(d) Officer’s Certificate. High Wire shall have delivered to Thoth a certificate, dated the Closing Date and signed by the Chief Executive Officer of High Wire, certifying as to the satisfaction of the conditions set forth in Sections 1.4(a), (b), and (c).

(e) Closing Deliverables. High Wire shall have delivered (or caused to be delivered) all of the documents and other items required to be delivered by High Wire pursuant to Section 5.1.

(f) DTC Eligibility. High Wire shall have delivered evidence reasonably satisfactory to Thoth that High Wire’s common stock is eligible for the depository and book-entry services of The Depository Trust Company, or if such evidence cannot be provided at Closing due to circumstances outside High Wire’s control, High Wire shall have (i) provided evidence that High Wire’s transfer agent fees have been paid in full through the date that is six (6) months following the Closing Date, and (ii) entered into an escrow agreement in form and substance reasonably acceptable to Thoth providing for the deposit of the Shares (or substitute shares of equivalent value) into escrow pending satisfaction of the DTC eligibility requirement within sixty (60) days following the Closing Date, with such escrow agreement to provide that if DTC eligibility is not achieved within such sixty (60) day period, the Shareholder shall have the right to rescind the Transaction and return the Shares in exchange for return of the Thoth Securities.

(g) No Pending Governmental Interference. There shall not be pending any Action by any Governmental Entity (i) challenging or seeking to restrain or prohibit the consummation of the Transactions, (ii) seeking to obtain material damages in connection with the Transactions, or (iii) that would reasonably be expected to have a High Wire Material Adverse Effect if decided adversely to High Wire.

(h) No Governmental Order. No Governmental Entity shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) that is in effect and restrains, enjoins, or otherwise prohibits consummation of the Transactions.

(i) Required Approvals. All Consents, approvals, authorizations, and filings required to be obtained or made by High Wire under any applicable Law in connection with the execution, delivery, and performance of this Agreement and the consummation of the Transactions shall have been obtained or made and shall be in full force and effect.

(j) Trading Market. The High Wire common stock shall continue to be quoted on a trading market, and High Wire shall not have received any notice from such trading market threatening delisting or suspension of trading of the High Wire common stock.

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(k) Global Settlement Agreement. High Wire and Mark W. Porter shall have executed and delivered the Global Settlement and Mutual Release Agreement substantially in the form attached hereto as Exhibit D (the “Global Settlement Agreement”), and all conditions to the effectiveness of the Global Settlement Agreement shall have been satisfied or waived.

Any condition set forth in this Section 1.4 may be waived by Thoth and the Shareholder in a writing signed by Thoth and the Shareholder, which waiver shall be effective only with respect to the specific condition expressly waived and only to the extent expressly set forth in such writing.

1.5 Termination Rights.

(a) Termination. This Agreement may be terminated at any time prior to the Closing:

(i) by mutual written consent of High Wire, Thoth, and the Shareholder;

(ii) by either Thoth or High Wire if the Closing shall not have occurred on or before the date that is ninety (90) days from the date of this Agreement (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 1.5(a)(ii) shall not be available to any Party whose failure to perform any covenant or obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(iii) by Thoth if (A) High Wire has breached or failed to perform any of its representations, warranties, covenants, or agreements contained in this Agreement in any material respect, (B) Thoth has notified High Wire of such breach or failure, and (C) such breach or failure has not been cured within fifteen (15) days after such notice (or if such breach or failure is not capable of being cured within such fifteen (15) day period, High Wire has not commenced and is not diligently pursuing a cure of such breach or failure);

(iv) by High Wire if (A) Thoth or the Shareholder has breached or failed to perform any of its representations, warranties, covenants, or agreements contained in this Agreement in any material respect, (B) High Wire has notified Thoth and the Shareholder of such breach or failure, and (C) such breach or failure has not been cured within fifteen (15) days after such notice (or if such breach or failure is not capable of being cured within such fifteen (15) day period, Thoth or the Shareholder has not commenced and is not diligently pursuing a cure of such breach or failure);

(v) by Thoth if any of the conditions set forth in Section 1.4 have become incapable of satisfaction by the Outside Date (other than as a result of a breach of this Agreement by Thoth or the Shareholder) and have not been waived by Thoth;

(vi) by Thoth if there has occurred a High Wire Material Adverse Effect since the date of this Agreement that is continuing as of the date of termination;

(vii) by either Thoth or High Wire if any Governmental Entity shall have issued an Order or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the Transactions, and such Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 1.5(a)(vii) shall not be available to any Party who has not used its reasonable best efforts to prevent, oppose, and remove such Order or other action; or

(viii) by Thoth if High Wire’s common stock is delisted or suspended from trading on the trading market for more than ten (10) consecutive trading days.

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(b) Effect of Termination. In the event of termination of this Agreement pursuant to Section 1.5(a), written notice thereof shall be given by the terminating Party to the other Parties, and this Agreement shall terminate and the Transactions shall be abandoned without further action by any Party. If this Agreement is terminated as provided herein:

(i) Each Party shall redeliver all documents, work papers, and other materials obtained from the other Parties relating to the Transactions, whether obtained before or after the execution of this Agreement, to the Party furnishing the same, and all information received by any Party with respect to the business of the other Parties shall be treated in accordance with applicable confidentiality obligations.

(ii) Except as set forth in Section 1.5(c), all obligations of the Parties under this Agreement shall terminate, and no Party shall have any liability to the other Parties; provided, however, that nothing herein shall relieve any Party from liability for any willful breach of this Agreement prior to such termination, and the provisions of Section 7.2 (Fees and Expenses), Section 8.1 (Notices), Section 8.8 (Entire Agreement), Section 8.9 (Governing Law), and this Section 1.5 shall remain in full force and effect and survive any termination of this Agreement.

1.6 Share Adjustment.

(a) Calculation of Shares. The number of Shares to be issued to the Shareholder shall be calculated as follows: Shares = (Target Percentage × Total Outstanding Shares) ÷ (1 - Target Percentage) Where “Total Outstanding Shares” means the total number of shares of High Wire common stock outstanding on a fully diluted basis immediately prior to the issuance of the Shares.

(b) Pre-Closing Certification. No later than three (3) business days prior to the Closing Date, High Wire shall deliver to Thoth a certificate signed by its Chief Financial Officer or Chief Executive Officer setting forth:

(i) The total number of shares of High Wire common stock issued and outstanding as of such date;

(ii) A complete and accurate list of all options, warrants, convertible securities, and other rights to acquire High Wire common stock outstanding as of such date, including the number of shares issuable upon exercise or conversion thereof;

(iii) The Total Outstanding Shares on a fully diluted basis;

(iv) The calculation of the number of Shares to be issued pursuant to Section 1.6(a); and

(v) A certification that High Wire has not issued any additional shares of capital stock or securities convertible into or exercisable for capital stock since the date of this Agreement, except as disclosed in such certificate.

(c) Anti-Dilution Protection. From the date of this Agreement through the Closing Date, High Wire shall not, without the prior written consent of Thoth:

(i) Issue any shares of capital stock or securities convertible into, exchangeable for, or exercisable for capital stock;

(ii) Grant any options, warrants, or other rights to acquire capital stock;

(iii) Amend any outstanding option, warrant, or convertible security to reduce the exercise or conversion price or accelerate vesting;

(iv) Effect any stock split, stock dividend, recapitalization, or similar transaction; or

(v) Take any other action that would reduce the Target Percentage to be received by the Shareholder.

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(d) Adjustment for Violations. If High Wire violates Section 1.6(c), then Thoth may, in its sole discretion, either (i) terminate this Agreement pursuant to Section 1.5(a)(iii), or (ii) require High Wire to issue such additional shares to the Shareholder as necessary to restore the Shareholder to the Target Percentage ownership on a fully diluted basis.

1.7 Conduct of Business Prior to Closing.

(a) Affirmative Covenants of High Wire. From the date of this Agreement until the earlier of the Closing Date or termination of this Agreement, except as expressly contemplated by this Agreement, as required by applicable Law, or with the prior written consent of Thoth, High Wire shall, and shall cause its subsidiaries to:

(i) Conduct its business in the ordinary course consistent with past practice;

(ii) Use commercially reasonable efforts to preserve intact its business organization and relationships with customers, suppliers, employees, and other third parties;

(iii) Maintain its books and records in accordance with past practice;

(iv) Comply in all material respects with all applicable Laws;

(v) Maintain all Consents necessary to conduct its business;

(vi) Maintain the DTC eligibility of High Wire’s common stock; and

(vii) Keep Thoth reasonably informed of any material developments affecting High Wire’s business, financial condition, or ability to consummate the Transactions.

(b) Negative Covenants of High Wire. From the date of this Agreement until the earlier of the Closing Date or termination of this Agreement, except as expressly contemplated by this Agreement, as required by applicable Law, or with the prior written consent of Thoth (which consent shall not be unreasonably withheld, conditioned, or delayed), High Wire shall not, and shall cause its subsidiaries not to:

(i) Amend or otherwise modify the High Wire Charter or High Wire Bylaws in any manner that would adversely affect the rights of the Shareholder or the value of the Shares;

(ii) Issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee, or encumbrance of (A) any shares of capital stock or other securities of High Wire or any of its subsidiaries, or (B) any options, warrants, convertible securities, or other rights of any kind to acquire any shares of capital stock or other securities of High Wire or any of its subsidiaries, except as expressly permitted in Section 1.6(c);

(iii) Declare, set aside, make, or pay any dividend or other distribution (whether payable in cash, stock, property, or otherwise) with respect to any capital stock of High Wire or any of its subsidiaries, or repurchase, redeem, or otherwise acquire any shares of capital stock or other securities of High Wire or any of its subsidiaries;

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(iv) Split, combine, subdivide, or reclassify any shares of capital stock of High Wire or any of its subsidiaries;

(v) Incur, create, assume, or otherwise become liable for any indebtedness for borrowed money or guarantee any such indebtedness, or issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities, except for (A) borrowings under existing credit facilities in the ordinary course of business, (B) trade payables and other current liabilities incurred in the ordinary course of business consistent with past practice, and (C) other indebtedness not exceeding Twenty-Five Thousand Dollars ($25,000) in the aggregate;

(vi) Create, incur, assume, or suffer to exist any Lien on any assets or properties of High Wire or any of its subsidiaries, other than (A) Liens for taxes not yet due and payable, (B) statutory Liens arising in the ordinary course of business, and (C) Liens that do not, individually or in the aggregate, materially impair the value or use of the assets or properties subject thereto;

(vii) Sell, lease, license, transfer, exchange, swap, or otherwise dispose of, or agree to sell, lease, license, transfer, exchange, swap, or otherwise dispose of, any material assets or properties of High Wire or any of its subsidiaries, except (A) sales of inventory in the ordinary course of business consistent with past practice, (B) dispositions of obsolete or worn-out equipment, and (C) other dispositions not exceeding Twenty-Five Thousand Dollars ($25,000) individually or Fifty Thousand Dollars ($50,000) in the aggregate;

(viii) Acquire or agree to acquire (by merger, consolidation, acquisition of stock or assets, or otherwise) any corporation, partnership, other business organization, or division thereof, or any material amount of assets;

(ix) Make any loans, advances, or capital contributions to, or investments in, any other Person (other than routine travel advances to employees in the ordinary course of business);

(x) Enter into, materially amend, or terminate any Contract that would constitute a material Contract if in effect as of the date of this Agreement, except in the ordinary course of business consistent with past practice;

(xi) Settle or compromise any Action (A) that would result in the payment by High Wire or any of its subsidiaries of an amount in excess of Twenty-Five Thousand Dollars ($25,000), (B) that would impose any material restriction on the business or operations of High Wire, Thoth, or any of their respective subsidiaries, or (C) that would involve any admission of wrongdoing or liability by High Wire or any of its subsidiaries;

(xii) Increase the compensation or benefits payable or to become payable to any director, officer, employee, or consultant, except for (A) increases in base salary or wages in the ordinary course of business consistent with past practice that do not exceed five percent (5%) individually or Fifty Thousand Dollars ($50,000) in the aggregate, or (B) increases required by applicable Law or existing contractual commitments;

(xiii) Grant or pay any severance, termination pay, change in control payments, or similar payments or benefits to any director, officer, employee, or consultant;

(xiv) Adopt, enter into, amend, or terminate any employee benefit plan or arrangement;

(xv) Hire any employee with annual compensation in excess of Seventy-Five Thousand Dollars ($75,000), or terminate the employment of any officer or key employee;

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(xvi) Change any of its methods of accounting or accounting practices in any material respect, except as required by GAAP or applicable Law;

(xvii) Make, change, or revoke any material Tax election, settle or compromise any material Tax liability, file any amended Tax Return, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xviii) Waive, release, grant, or transfer any material rights or modify or change in any material respect any existing license, lease, or other material Contract;

(xix) Abandon, fail to maintain, sell, assign, transfer, grant any security interest in, or otherwise dispose of any material Intellectual Property Right;

(xx) Engage in any transaction with, or enter into any Contract with, any Affiliate of High Wire, or any officer, director, employee, or stockholder of High Wire (including Mark W. Porter), except (A) as set forth in Schedule 5.1(g), or (B) for normal employment compensation and benefits;

(xxi) Commence or settle any Action involving the payment by High Wire or any of its subsidiaries of an amount in excess of Twenty-Five Thousand Dollars ($25,000) or that would impose any material restriction on the business or operations of High Wire, Thoth, or any of their respective subsidiaries;

(xxii) Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of High Wire or any of its subsidiaries; or

(xxiii) Authorize, commit, or agree to take any of the foregoing actions.

(xxiv) Incur, assume, or otherwise become liable for any new indebtedness, obligations, or liabilities of any nature whatsoever, or guarantee any such indebtedness, obligations, or liabilities of any third party, except (A) trade payables incurred in the ordinary course of business consistent with past practice that do not exceed Ten Thousand Dollars ($10,000) in the aggregate, and (B) as expressly approved in advance in writing by the Shareholder;

(xxv) Settle, compromise, or agree to settle or compromise any claim, liability, obligation, or Action of any nature, whether or not involving the payment of money, without the prior written consent of the Shareholder;

(xxvi) Take any action, or fail to take any action, that would reasonably be expected to (A) materially and adversely affect the business, operations, assets, liabilities, financial condition, or prospects of High Wire, (B) impair High Wire’s ability to consummate the Transactions, or (C) diminish the value of the Shares to be received by the Shareholder; or

(xxvii) Authorize, commit, or agree to take any of the actions described in subsections (xxiv) through (xxvi).

(c) Notification of Certain Matters. From the date of this Agreement until the earlier of the Closing Date or termination of this Agreement, High Wire shall promptly notify Thoth in writing of:

(i) Any event, condition, fact, or circumstance that would make any representation or warranty of High Wire contained in this Agreement inaccurate or misleading in any material respect;

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(ii) Any material breach by High Wire of any covenant or agreement contained in this Agreement;

(iii) Any event, condition, fact, or circumstance that has had, or would reasonably be expected to have, a High Wire Material Adverse Effect;

(iv) Any written notice or other written communication from any Governmental Entity in connection with the Transactions;

(v) Any written notice or other written communication from any third party alleging that the consent of such third party is required in connection with the Transactions;

(vi) Any Action commenced or threatened in writing against High Wire or any of its subsidiaries that challenges the Transactions or that would reasonably be expected to have a High Wire Material Adverse Effect;

(vii) Any delisting notice or suspension notice from any trading market on which High Wire’s securities are quoted;

(viii) Any loss of DTC eligibility or notice from High Wire’s transfer agent of its inability or unwillingness to process the issuance of the Shares; or

(ix) Any other material development affecting High Wire, its business, or its ability to consummate the Transactions.

(x) Any default, or any event or circumstance that with the passage of time or giving of notice would constitute a default, under any Contract, loan agreement, lease, or other obligation to which High Wire is a party or by which it is bound;

(xi) Any demand, claim, or notice received by High Wire from any creditor, lender, supplier, customer, or other third party alleging or asserting any breach, default, or obligation to make payment or perform any obligation;

(xii) Any proposal or request by any officer, director, employee, consultant, or stockholder of High Wire to (A) incur any new indebtedness or liability, (B) settle or compromise any claim or Action, (C) enter into any material Contract or agreement, or (D) take any action that would require the consent of the Shareholder under Section 1.7(b); and

(xiii) Any other matter that a reasonable person in the position of High Wire’s management would consider material to the Shareholder’s decision to proceed with the Transactions or that could affect the value or rights associated with the Shares.

Notification pursuant to this Section 1.7(c) shall not limit or otherwise affect any rights or remedies available to Thoth under this Agreement or at law or in equity, and shall not be deemed to amend or supplement the High Wire Disclosure Letter or to prevent or cure any breach of any representation, warranty, covenant, or agreement.

(d) Fiduciary Obligations Pending Closing. From the date of this Agreement until the earlier of the Closing Date or termination of this Agreement, High Wire and its officers and directors shall:

(i) Act in good faith and deal fairly with Thoth and the Shareholder in all matters relating to this Agreement and the Transactions;

(ii) Discharge their duties with the care, skill, prudence, and diligence that a prudent person acting in a like capacity would exercise under similar circumstances;

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(iii) Refrain from taking any action, or causing High Wire to take any action, that is intended to, or would reasonably be expected to, harm, damage, impair, or diminish High Wire’s business, operations, assets, or value, or that would frustrate the purposes of this Agreement or the Transactions; and

(iv) Use commercially reasonable efforts to preserve and maintain High Wire’s business operations, relationships, and goodwill in substantially the same condition as exists on the date of this Agreement.

ARTICLE II

Representations and Warranties of the Shareholder

The Selling Shareholder hereby represents and warrants to High Wire with respect to itself, as follows.

2.1 Good Title. The Selling Shareholder is the record and beneficial owner, and has good title to the Thoth Securities, with the right and authority to sell and deliver such Thoth Securities. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of High Wire as the new owner of such Thoth Securities in the applicable securities registers of Thoth, High Wire will receive good title to such Thoth Securities, free and clear of all Liens.

2.2 Reserved.

2.3 Power and Authority. The Selling Shareholder has the legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All acts required to be taken by the Selling Shareholder to enter into this Agreement and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Selling Shareholder, enforceable against the Selling Shareholder in accordance with the terms hereof.

2.4 No Conflicts. The execution and delivery of this Agreement by the Selling Shareholder and the performance by the Selling Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to the Selling Shareholder; and (c) will not violate or breach any contractual obligation to which the Selling Shareholder is a party.

2.5 Litigation. There is no pending proceeding against the Selling Shareholder that involves the Thoth Securities or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the Transactions and, to the knowledge of the Selling Shareholder, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

2.6 No Finder’s Fee. The Selling Shareholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions that are not payable entirely by the Selling Shareholder.

2.7 Purchase Entirely for Own Account. The Selling Shareholder is acquiring the High Wire Stock proposed to be acquired hereunder for investment for its own account and not with a view to the resale or distribution of any part thereof, and the Selling Shareholder has no present intention of selling or otherwise distributing the High Wire Stock, except in compliance with applicable securities laws.

2.8 Available Information. The Selling Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in High Wire and has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the High Wire Stock.

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2.9 Non-Registration. The Selling Shareholder understands that the High Wire Stock has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Selling Shareholder’s representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the High Wire Stock in accordance with High Wire’s charter documents or the laws of its jurisdiction of incorporation.

2.10 Restricted Securities. The Selling Shareholder understands that the High Wire Stock is characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Selling Shareholder pursuant hereto, the High Wire Stock would be acquired in a transaction not involving a public offering. The issuance of the High Wire Stock hereunder is being affected in reliance upon an exemption from registration afforded under Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering. The Selling Shareholder further acknowledges that if the High Wire Stock is issued to the Selling Shareholder in accordance with the provisions of this Agreement, such High Wire Stock may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Selling Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.11 Legends. It is understood that the High Wire Stock will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

2.12 Additional Legend. Additionally, the High Wire Stock will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

2.13 Additional Representations of Mark W. Porter. Mark W. Porter hereby represents and warrants to Thoth and the Shareholder as follows:

(a) Mark W. Porter is the record and beneficial owner of 1,000 shares of Series B Preferred Stock of High Wire, free and clear of all Liens.

(b) Mark W. Porter has full power and authority to sell such shares to the Shareholder and to execute and deliver this Agreement and all documents required to be delivered by him at Closing.

(c) Section 2.13 of the High Wire Disclosure Letter sets forth a complete and accurate list of all amounts owed by High Wire to Mark W. Porter as of the date of this Agreement, including (i) the nature of each such amount, (ii) the principal amount, (iii) any accrued interest, (iv) the due date(s), and (v) copies of all written documentation evidencing such amounts.

(d) Except as set forth in Section 2.13 of the High Wire Disclosure Letter, Mark W. Porter has no claims against High Wire or any of its subsidiaries for any amounts whatsoever, including without limitation for unpaid compensation, bonuses, expense reimbursements, loans, advances, or any other amounts.

(e) Mark W. Porter does not have, and has not granted to any third party, any Lien on any assets or properties of High Wire, Thoth, or any of their respective subsidiaries, and all such Liens (if any) will be released upon execution of the Global Settlement Agreement.

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(f) The execution and delivery of this Agreement and the documents required to be delivered by Mark W. Porter at Closing, and the consummation of the transactions contemplated hereby and thereby, will not violate or breach any agreement to which Mark W. Porter is a party or by which he is bound.

ARTICLE III

Representations and Warranties of Thoth

Subject to the exceptions set forth in the Thoth Disclosure Letter (regardless of whether or not the Thoth Disclosure Letter is referenced below with respect to any particular representation or warranty), Thoth represents and warrants to High Wire and the Shareholder as follows.

3.1 Organization, Standing and Power. Except as set forth in Section 3.1 of the Thoth Disclosure Letter, Thoth and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Thoth and its subsidiaries taken as a whole, a Thoth Material Adverse Effect.

3.2 Subsidiaries; Equity Interests. The Thoth Disclosure Letter lists each subsidiary of Thoth and its jurisdiction of organization. All the outstanding shares of capital stock or equity investments of each subsidiary have been validly issued and are fully paid and non-assessable and are as of the date of this Agreement owned by Thoth or by another subsidiary unless otherwise indicated on the Thoth Disclosure Letter.

3.3 Capital Structure. The authorized capitalization of Thoth consists of 1,000,000 Common Shares, 1,000,000 of which are issued and outstanding. Except as set forth above or in the Thoth Disclosure Letter, no common shares or other voting securities of Thoth are issued, reserved for issuance or outstanding. All outstanding securities of Thoth and each of its subsidiaries are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws, the Thoth Constituent Instruments or any Contract to which Thoth is a party or otherwise bound. As of the date of this Agreement, except as set forth in the Thoth Disclosure Letter, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Thoth or any of its subsidiaries is a party or by which any of them is bound. Except as set forth in the first sentence of this Section 3.3, the matters described in this Section 3.3 are subject to exceptions that, individually or in the aggregate, have not had and would not reasonably be expected to have a Thoth Material Adverse Effect.

3.4 Authority; Execution and Delivery; Enforceability. Except as set forth in Section 3.4 of the Thoth Disclosure Letter, Thoth has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by Thoth of this Agreement and the consummation by Thoth of the Transactions have been duly authorized and approved by the Board of Directors of Thoth and no other corporate proceedings on the part of Thoth are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against Thoth in accordance with its terms.

3.5 No Conflicts; Consents.

(a) The execution and delivery by Thoth of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default under, any provision of (i) the Thoth Constituent Instruments or the comparable charter or organizational documents of any of its subsidiaries, (ii) any Contract to which Thoth or any of its subsidiaries is a party or to which any of their respective properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 3.6(b), any material judgment, order or decree or material law applicable to Thoth or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Thoth Material Adverse Effect.

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(b) Except as set forth in the Thoth Disclosure Letter, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Thoth or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

3.6 Taxes. Thoth and each of its subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Thoth Material Adverse Effect.

3.7 Litigation. Except as set forth in Section 3.7 of the Thoth Disclosure Letter, there is no Action pending against or affecting Thoth or any of its subsidiaries or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Thoth Material Adverse Effect. To the knowledge of Thoth, no such Action has been threatened in writing, and to the knowledge of Thoth, no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Action.

3.8 Compliance with Applicable Laws. Except as set forth in the Thoth Disclosure Letter, Thoth and each of its subsidiaries have conducted their business and operations in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Thoth Material Adverse Effect. This Section 3.8 does not relate to taxes, which are the subject of Section 3.6.

3.9 Brokers. Except as set forth in the Thoth Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Thoth or any of its subsidiaries.

3.10 Contracts. To the knowledge of Thoth, neither Thoth nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Thoth Material Adverse Effect.

3.11 Financial Statements. Thoth has prepared and delivered to High Wire prior to the date of this Agreement its interim unaudited financial statements for the period ended September 30, 2025 (the “Thoth Financial Statements”), attached hereto as Schedule 3.11. The Thoth Financial Statements (a) were prepared in accordance with Thoth’s past accounting practices applied on a consistent basis throughout the period indicated (except as may be indicated in the notes thereto or as set forth in Section 3.11 of the Thoth Disclosure Letter), (b) are based on the books and records of Thoth, and (c) fairly present, in all material respects and to the best knowledge of Thoth, the financial condition and results of operations of Thoth as of the dates, and for the periods, indicated therein, subject to normal year-end adjustments (the effect of which will not be materially adverse) and the absence of footnotes. Since September 30, 2025, there has not been any event, change, or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Thoth Material Adverse Effect.

ARTICLE IV

Representations and Warranties of High Wire

Subject to the exceptions set forth in the High Wire Disclosure Letter (regardless of whether or not the High Wire Disclosure Letter is referenced below with respect to any particular representation or warranty), High Wire represents and warrants as follows to Thoth and the Shareholder.

4.1 Organization, Standing and Power. High Wire is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a High Wire Material Adverse Effect. High Wire is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a High Wire Material Adverse Effect. High Wire has delivered to Thoth or its counsel true and complete copies of the High Wire Articles of Incorporation and the High Wire Bylaws.

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4.2 Subsidiaries; Equity Interests. The High Wire Disclosure Letter lists each subsidiary of High Wire and its jurisdiction of organization. All the outstanding shares of capital stock or equity investments of each subsidiary have been validly issued and are fully paid and non-assessable and are as of the date of this Agreement owned by High Wire or by another subsidiary unless otherwise indicated on the High Wire Disclosure Letter.

4.3 Capital Structure. The authorized capital stock of High Wire consists of 1,000,000,000 shares of common stock, $0.00001 par value per share and 20,000,000 shares of preferred stock. No other class or series of capital stock is authorized or outstanding. As of the date hereof and immediately prior to the Closing, (a) 1,200,366 shares of High Wire’s common stock are issued and outstanding, and (b) no shares of High Wire’ common stock are held by High Wire in its treasury. As of the date hereof and immediately prior to the Closing, 1,507 shares of preferred stock are issued and outstanding (which includes 4 shares of Series B, 942.5 shares of Series D, 310.5 shares of Series E and 250 shares of Series G Preferred Stock). Except as set forth above, no shares of capital stock or other voting securities of High Wire were issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of High Wire are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Nevada Statutes, the High Wire Charter, the High Wire Bylaws or any Contract to which High Wire is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of High Wire having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of High Wire’ common stock may vote (“Voting High Wire Debt”). As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which High Wire is a party or by which it is bound (a) obligating High Wire to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, High Wire or any Voting High Wire Debt, (b) obligating High Wire to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of High Wire. As of the date of this Agreement, there are not any outstanding contractual obligations of High Wire to repurchase, redeem or otherwise acquire any shares of capital stock of High Wire. The stockholder list provided to Thoth or its counsel is a current stockholder list generated by its stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of the High Wire’ common stock.

4.4 Authority; Execution and Delivery; Enforceability. The execution and delivery by High Wire of this Agreement and the consummation by High Wire of the Transactions have been duly authorized and approved by the Board of Directors of High Wire and no other corporate proceedings on the part of High Wire are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of High Wire, enforceable against High Wire in accordance with the terms hereof.

4.5 No Conflicts; Consents.

(a) The execution and delivery by High Wire of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of High Wire under, any provision of (i) the High Wire Charter or High Wire Bylaws, (ii) any material Contract to which High Wire is a party or to which any of its properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 4.5(b), any material Order or material Law applicable to High Wire or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have an High Wire Material Adverse Effect.

(b) Except for required filings with the SEC and applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to High Wire in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

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4.6 Taxes.

(a) High Wire has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have an High Wire Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a High Wire Material Adverse Effect.

(b) The most recent financial statements contained in the SEC Reports reflect an adequate reserve for all Taxes payable by High Wire (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against High Wire, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a High Wire Material Adverse Effect.

(c) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of High Wire. High Wire is not bound by any agreement with respect to Taxes.

4.7 Benefit Plans. High Wire does not, and since its inception never has, maintained or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other benefit plan for the benefit of any current or former employees, consultants, officers or directors of High Wire or any other bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of High Wire. As of the date of this Agreement, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between High Wire and any current or former employee, officer or director of High Wire, nor does High Wire have any general severance plan or policy.

4.8 Litigation. Except as disclosed in the High Wire Disclosure Letter, there is no Action against or affecting High Wire or any of its properties which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in an High Wire Material Adverse Effect. Neither High Wire nor any director or officer (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

4.9 Compliance with Applicable Laws. High Wire is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a High Wire Material Adverse Effect. High Wire has not received any written communication during the past two years from a Governmental Entity that alleges that High Wire is not in compliance in any material respect with any applicable Law. High Wire is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a High Wire Material Adverse Effect. This Section 4.9 does not relate to matters with respect to Taxes, which are the subject of Section 4.6.

4.10 Contracts. Except as disclosed in the SEC Reports, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of High Wire taken as a whole. High Wire is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in an High Wire Material Adverse Effect.

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4.11 Title to Properties. High Wire has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which High Wire has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of High Wire to conduct business as currently conducted. Except as disclosed in the High Wire Disclosure Letter, High Wire has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. High Wire enjoys peaceful and undisturbed possession under all such material leases.

4.12 Intellectual Property.

(a) Except as set forth in Section 4.12 of the High Wire Disclosure Letter, High Wire does not own any Intellectual Property Rights that are material to the business of High Wire as currently conducted. Section 4.12 of the High Wire Disclosure Letter sets forth a complete and accurate list of all Intellectual Property Rights (i) owned by High Wire or (ii) licensed to High Wire pursuant to a written license agreement, in each case that are material to the business of High Wire as currently conducted.

(b) Except as set forth in Section 4.12 of the High Wire Disclosure Letter, to the knowledge of High Wire, High Wire has not received any written notice or claim asserting that High Wire is infringing, misappropriating, or otherwise adversely affecting the Intellectual Property Rights of any third party, and no such claims are pending or threatened in writing against High Wire.

(c) To the knowledge of High Wire, the conduct of High Wire’s business as currently conducted does not infringe, misappropriate, or otherwise violate the Intellectual Property Rights of any third party in any manner that has had or would reasonably be expected to have a High Wire Material Adverse Effect.

4.13 Labor Matters. There are no collective bargaining or other labor union agreements to which High Wire is a party or by which it is bound. No material labor dispute exists or, to the knowledge of High Wire, is imminent with respect to any of the employees of High Wire.

4.14 SEC Documents; Undisclosed Liabilities.

(a) High Wire has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC, pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (the “SEC Reports”).

(b) As of its respective filing date, each SEC Report complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Report. Except to the extent that information contained in any SEC Report has been revised or superseded by a later SEC Report, none of the SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of High Wire included in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of High Wire as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except as set forth in the SEC Reports, High Wire has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by U.S. generally accepted accounting principles to be set forth on a balance sheet of High Wire or in the notes thereto.

4.15 Transactions With Affiliates and Employees. Except as disclosed in the SEC Reports, none of the officers or directors of High Wire and, to the knowledge of High Wire, none of the employees of High Wire is presently a party to any transaction with High Wire (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of High Wire, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

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4.16 Application of Takeover Protections. High Wire has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the High Wire Charter or the laws of its state of incorporation that is or could become applicable to the Shareholder as a result of the Shareholder and High Wire fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholder’s ownership of the Shares.

4.17 Absence of Certain Changes or Events. Except as disclosed in the SEC Reports, from the date of the most recent financial statements contained in the SEC Reports to the date of this Agreement, High Wire has conducted its business only in the ordinary course, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of High Wire from that reflected in the financial statements contained in the SEC Reports, except changes in the ordinary course of business that have not caused, in the aggregate, a High Wire Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a High Wire Material Adverse Effect;

(c) any waiver or compromise by High Wire of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by High Wire, except in the ordinary course of business and the satisfaction or discharge of which would not have a High Wire Material Adverse Effect;

(e) any material change to a material Contract by which High Wire or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) any mortgage, pledge, transfer of a security interest in or lien created by High Wire with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair High Wire’ ownership or use of such property or assets;

(h) any loans or guarantees made by High Wire to or for the benefit of its employees, officers or directors, or any shareholders of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(i) any declaration, setting aside or payment or other distribution in respect of any of High Wire’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by High Wire;

(j) any alteration of High Wire’ method of accounting or the identity of its auditors;

(k) any issuance of equity securities to any officer, director or affiliate, except pursuant to existing High Wire stock option plans; or

(l) any arrangement or commitment by High Wire to do any of the things described in this Section 4.22.

4.18 Certain Registration Matters. Except as set forth in the High Wire Disclosure Letter, High Wire has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of High Wire registered with the SEC or any other governmental authority that have not been satisfied.

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4.19 Quotation and Maintenance Requirements; DTC Eligibility. High Wire is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the requirements for continued quotation of the High Wire Stock on the trading market on which the High Wire Stock is currently quoted. The issuance and sale of the Shares under this Agreement does not contravene the rules and regulations of the trading market on which the High Wire Stock are currently quoted, and no approval of the stockholders of High Wire is required for High Wire to issue and deliver to the Shareholder the Shares contemplated by this Agreement. High Wire’s common stock is eligible for the depository and book-entry services of The Depository Trust Company.

4.20 Disclosure. High Wire confirms that neither it nor any person acting on its behalf has provided the Shareholder or its respective agents or counsel with any information that High Wire believes constitutes material, non-public information and confirms that the Shareholder will rely on the foregoing representations and covenants in effecting transactions in securities of High Wire. All of the representations and warranties set forth in this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.21 Information Supplied. None of the information supplied or to be supplied by High Wire to the Thoth and the Shareholder will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.22 No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to High Wire, or its businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by High Wire under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by High Wire of its common stock and which has not been publicly announced.

4.23 No Additional Agreements. High Wire does not have any agreement or understanding with the Shareholder with respect to the Transactions other than as specified in this Agreement.

4.24 Shell Company/Investment Company.

(a) As of the date of this Agreement, High Wire is not a “shell company,” as defined by Rule 405 under the Securities Act and Rule 12b-2 under the Exchange Act. High Wire has conducted continuous business operations for a period of at least twelve (12) months prior to the date of this Agreement, has filed all required reports under the Exchange Act for such period, and has assets and operations that are not nominal.

(b) High Wire is not, and immediately after giving effect to the Transactions will not be, an “investment company” as defined in Section 3(a) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), or a company “controlled” by an “investment company” within the meaning of the Investment Company Act, and High Wire is not required to register as an investment company under the Investment Company Act.

4.25 Asset Sales Compliance. High Wire represents and warrants that it has not, within the sixty (60) days prior to the date of this Agreement, sold, transferred, or otherwise disposed of any material assets or lines of business other than (a) sales of inventory or obsolete equipment in the ordinary course of business consistent with past practice, or (b) as disclosed in Section 4.25 of the High Wire Disclosure Letter. The Transactions contemplated by this Agreement do not constitute a “sale of substantially all assets” under Nevada law or the High Wire Charter requiring approval of High Wire’s stockholders. The sale by High Wire and High Wire’s subsidiaries of substantially all operating assets of its managed security services and voice network divisions to wholly-owned subsidiaries of Tego Cyber Inc., as disclosed on Form 8-K on October 14, 2025 complied with federal and state securities laws;

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4.26 The sale by High Wire and High Wire’s subsidiaries of substantially all operating assets of its managed security services and voice network divisions to wholly-owned subsidiaries of Tego Cyber Inc., as disclosed on Form 8-K on October 14, 2025 complied with High Wire’s governing documents and with all disclosure requirements under the Exchange Act;

4.27 Undisclosed Liabilities. Except (a) as disclosed in the SEC Reports filed prior to the date of this Agreement, (b) as set forth in Section 4.26 of the High Wire Disclosure Letter, (c) as set forth in Schedule 5.1(g), or (d) for liabilities incurred in the ordinary course of business since the date of High Wire’s most recent financial statements included in the SEC Reports that do not exceed Fifty Thousand Dollars ($50,000) in the aggregate, High Wire has no liabilities or obligations of any nature (whether accrued, absolute, contingent, or otherwise), including without limitation:

(i) Any liabilities or obligations to any current or former officers, directors, employees, consultants, or stockholders of High Wire (including Mark W. Porter), except (A) as specifically disclosed in Section 4.26(i) of the High Wire Disclosure Letter with specific dollar amounts set forth for each such person, or (B) for normal accrued compensation and benefits for the current pay period;

(ii) Any liabilities or obligations to any senior secured lenders or other creditors that could result in any lien on, security interest in, or other encumbrance over (A) any assets or properties of Thoth (whether now owned or hereafter acquired), (B) the Thoth Securities, or (C) the Shares;

(iii) Any liabilities or obligations arising from any off-balance sheet arrangements, side letters, or unwritten agreements or commitments;

(iv) Any contingent liabilities relating to any threatened or potential litigation, governmental investigation, or regulatory inquiry;

(v) Any tax liabilities other than taxes not yet due and payable and taxes being contested in good faith;

(vi) Any environmental liabilities; or

(vii) Any liabilities arising from any violation or alleged violation of any applicable law.

At the Closing, High Wire shall have no liabilities except (x) those disclosed in Schedule 5.1(g) (the “Assumed Liabilities”), and (y) ordinary course trade payables and accrued expenses incurred after the date of this Agreement in amounts consistent with past practice and that do not exceed Twenty-Five Thousand Dollars ($25,000) in the aggregate.

4.28 Related Party Transactions. Section 4.27 of the High Wire Disclosure Letter sets forth a complete and accurate list of all indebtedness, advances, loans, commitments, guarantees, endorsements, claims, liabilities, and obligations of any nature, whether accrued, absolute, contingent, or otherwise, of High Wire to (a) any current or former officer, director, employee, or stockholder of High Wire (including, without limitation, Mark W. Porter), (b) any member of the immediate family of any such person, or (c) any entity in which any such person or immediate family member has a direct or indirect beneficial ownership interest of five percent (5%) or more (each, a “Related Party Obligation”). Section 4.27 of the High Wire Disclosure Letter sets forth with respect to each Related Party Obligation: (i) the identity of the related party, (ii) the nature of the relationship, (iii) the principal amount outstanding as of the date of this Agreement, (iv) the interest rate and other material terms, (v) supporting documentation evidencing such obligation, and (vi) whether such obligation will be paid, satisfied, or otherwise resolved at or prior to Closing. No Related Party Obligation shall survive the Closing unless expressly set forth as an Assumed Liability on Schedule 5.1(g) with the written consent of Thoth.

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ARTICLE V

Closing Deliverables

5.1 High Wire’s Closing Deliverables.

At the Closing, High Wire shall deliver the following to Thoth:

(a) Issuance of Stock Certificate Representing the Shares. High Wire shall cause its transfer agent to deliver the Shares to the Shareholder pursuant to the terms of this Agreement.

(b) Consents. High Wire shall deliver to Thoth any and all consents, waivers, approvals, authorizations or orders listed in Section 4.5 of the High Wire Disclosure Letter.

(c) DTC Eligibility. High Wire shall deliver to Thoth evidence reasonably satisfactory to Thoth that High Wire’s common stock is eligible for the depository and book-entry services of The Depository Trust Company.

(d) Secretary’s Certificate. High Wire shall deliver to Thoth a certificate, signed by its Secretary, certifying that the attached copies of the High Wire Charter, High Wire Bylaws and resolutions of its Board of Directors approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(e) Good Standing Certificate. High Wire shall deliver to Thoth a certificate of good standing of High Wire dated within five (5) business days of Closing, issued by the Secretary of State of Nevada.

(f) Resignations and Appointments. High Wire shall deliver to Thoth (i) a letter of resignation from the existing officers and directors of High Wire resigning from all offices they hold with High Wire and from their positions as officers and directors of High Wire effective at the Closing; and (ii) evidence of the appointment of Dennis O’Leary as a director and sole executive officer of High Wire effective as of the Closing.

(g) Payoff Letters and Releases. High Wire shall deliver to Thoth such pay-off letters and releases relating to liabilities of High Wire as Thoth shall request, in form and substance satisfactory to Thoth, so that on the Closing Date High Wire will have no liabilities other than the assumed liabilities listed in Schedule 5.1(g).

(h) Global Settlement Agreement. High Wire and Mark W. Porter shall have executed and delivered the Global Settlement Agreement, effective as of the Closing Date.

(i) Mark W. Porter Settlement. High Wire shall have satisfied all requirements under the Global Settlement Agreement relating to Mark W. Porter’s claims, debts, and related party obligations, including delivery of all required documentation evidencing the cancellation of all promissory notes and other indebtedness owed to Mark W. Porter.

(j) Articles of Exchange. High Wire shall deliver Thoth a copy of the file-stamped Articles of Exchange filed with the Nevada Secretary of State.

(k) Description of Business Operations. High Wire shall deliver Thoth satisfactory to Thoth a narrative description of the business operations of High Wire for the period of one (1) year prior to Closing which substantiate that High Wire is not a “shell company.”

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(l) Bring-Down Certificate. High Wire shall deliver to Thoth a certificate, dated the Closing Date and signed by the Chief Executive Officer and Chief Financial Officer (or, if High Wire has no Chief Financial Officer, the principal accounting officer) of High Wire, certifying that:

(i) Each of the representations and warranties of High Wire contained in Article IV is true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that speak as of a specific date, which are true and correct as of such date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a High Wire Material Adverse Effect; provided, however, that the Fundamental Representations are true and correct in all material respects;

(ii) High Wire has performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing;

(iii) Since the date of this Agreement, there has not occurred any event, change, or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a High Wire Material Adverse Effect;

(iv) All conditions set forth in Section 1.4 have been satisfied or waived in accordance with this Agreement;

(v) High Wire has delivered or caused to be delivered all items required pursuant to Section 5.1; and

(vi) The officers executing this certificate have reviewed the High Wire Disclosure Letter and confirm that it remains true, complete, and accurate as of the Closing Date, except as set forth on Schedule 5.1(l)attached to such certificate (which shall describe any changes to the High Wire Disclosure Letter since the date of this Agreement).

5.2 Thoth and the Shareholder Closing Deliverables.

At the Closing, Thoth and/or the Shareholder shall deliver the following to High Wire:

(a) Consents. Thoth shall deliver to High Wire any and all consents, waivers, approvals, authorizations or orders listed in Section 3.5 of the Thoth Disclosure Letter.

(b) Secretary’s Certificate. Thoth shall deliver to High Wire a certificate, signed by its Secretary (or authorized director or officer), certifying that the attached copies of the Thoth Constituent Instruments and resolutions of the Board of Directors of Thoth approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(c) Delivery of Financial Statements. Thoth shall have completed the Thoth Financial Statements.

(d) Share Transfer Documents. The Shareholder shall have delivered to High Wire certificate(s) representing its Thoth Securities, accompanied by an executed instrument of transfer and bought and sold note for transfer by the Shareholder of its Thoth Securities to High Wire.

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5.3 Mark W. Porter Closing Deliverables. At Closing, Mark W. Porter shall deliver to the Shareholder and to High Wire the following:

(a) Bill of Sale. A Bill of Sale in the form attached hereto as Exhibit A for the sale of 1,000 shares of Series B Preferred Stock of High Wire owned by him to the Shareholder for $1.00.

(b) Release of Claims. A general release in the form attached hereto as Exhibit B (the “Porter Release”), pursuant to which Mark W. Porter releases High Wire and its successors and assigns (including Thoth after the Closing) from any and all claims, demands, liabilities, and obligations of any nature whatsoever, whether known or unknown, arising out of or relating to (i) his service as an officer, director, employee, or consultant of High Wire, (ii) his ownership of securities of High Wire, (iii) any employment, consulting, or other agreements between him and High Wire, and (iv) any other relationship or transaction between him and High Wire, in each case existing as of or prior to the Closing Date, other than (A) his right to retain any shares of High Wire common stock owned by him as of the Closing Date (other than the Series B Preferred Stock being sold pursuant to this Agreement), and (B) claims for indemnification pursuant to the High Wire Charter, High Wire Bylaws, or applicable Law arising from his service as an officer or director of High Wire.

(c) Global Settlement Agreement. Executed counterpart of the Global Settlement Agreement, together with evidence that all Notes (as defined in the Global Settlement Agreement) have been marked “CANCELLED” and delivered to the Company.

(d) Resignation. Written resignation from all officer and director positions held by Mark W. Porter with High Wire and any of its subsidiaries, effective as of the Closing.

(e) Termination of Agreements. Evidence of the termination of any and all employment agreements, consulting agreements, compensation arrangements, indemnification agreements (other than indemnification rights under the High Wire Charter, High Wire Bylaws, or applicable Law), and any other agreements between Mark W. Porter (or any entity controlled by him) and High Wire (or any of its subsidiaries), effective as of the Closing, other than (i) this Agreement, and (ii) any agreements relating to Mark W. Porter’s ownership of High Wire common stock (other than the Series B Preferred Stock being sold hereunder).

(f) Lien Release. A UCC-3 termination statement or other evidence satisfactory to Thoth confirming that Mark W. Porter has released any and all Liens on any assets or properties of High Wire, Thoth, or any of their respective subsidiaries, as provided in the Global Settlement Agreement.

ARTICLE VI

Indemnification

6.1 Survival. All representations, warranties, covenants, and agreements contained in this Agreement shall survive the Closing as follows: (a) the representations and warranties in Article II, Article III (other than Sections 3.6 and 3.11), and Article IV (other than Sections 4.6, 4.7, 4.11, and 4.14) shall survive until the date that is eighteen (18) months after the Closing Date; (b) the representations and warranties in Sections 3.6, 4.6, and 4.7 shall survive until the expiration of the applicable statute of limitations (giving effect to any waiver or extension thereof); (c) the representations and warranties in Sections 2.1, 2.3, 3.1, 3.2, 3.3, 3.4, 4.1, 4.2, 4.3, and 4.4 (the “Fundamental Representations”) shall survive indefinitely; (d) the representations and warranties in Sections 3.11, 4.11, and 4.14 shall survive until the date that is thirty-six (36) months after the Closing Date; and (e) all covenants and agreements shall survive in accordance with their respective terms, or if no term is specified, indefinitely.

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6.2 Indemnification by High Wire. Subject to the limitations set forth in this Article VI, from and after the Closing, High Wire shall indemnify, defend, and hold harmless Thoth, the Shareholder, and their respective Affiliates, officers, directors, employees, agents, successors, and permitted assigns (collectively, the “Thoth Indemnified Parties”) from and against any and all losses, liabilities, damages, deficiencies, costs, and expenses, including reasonable attorneys’ fees and expenses (collectively, “Losses”), arising out of or resulting from: (a) any inaccuracy in or breach of any representation or warranty made by High Wire in Article IV of this Agreement (as modified by the High Wire Disclosure Letter), determined as of the date of this Agreement and as of the Closing Date as though made at and as of such time; (b) any breach or non-fulfillment of any covenant or agreement made by High Wire in this Agreement; (c) any liabilities of High Wire not disclosed in Schedule 5.1(g) or otherwise expressly assumed by Thoth in writing, including without limitation (i) any debts, obligations, or liabilities of High Wire existing as of or prior to the Closing Date (other than those set forth on Schedule 5.1(g)), and (ii) any amounts claimed to be owed by High Wire to Mark W. Porter or any other related parties except as resolved pursuant to the Global Settlement Agreement; (d) any failure by High Wire to satisfy the obligations set forth in Section 5.1(g) and the Global Settlement Agreement.

6.3 Indemnification by Thoth and the Shareholder. Subject to the limitations set forth in this Article VI, from and after the Closing, Thoth and the Shareholder, jointly and severally, shall indemnify, defend, and hold harmless High Wire and its Affiliates, officers, directors, employees, agents, successors, and permitted assigns (collectively, the “High Wire Indemnified Parties”) from and against any and all Losses arising out of or resulting from: (a) any inaccuracy in or breach of any representation or warranty made by Thoth in Article III or by the Shareholder in Article II of this Agreement (as modified by the Thoth Disclosure Letter), determined as of the date of this Agreement and as of the Closing Date as though made at and as of such time; or (b) any breach or non-fulfillment of any covenant or agreement made by Thoth or the Shareholder in this Agreement.

6.4 Limitations on Indemnification.

(a) Basket. Notwithstanding anything to the contrary in this Article VI:

(i) High Wire shall not be obligated to indemnify the Thoth Indemnified Parties for Losses pursuant to Section 6.2(a) until the aggregate amount of all such Losses exceeds Fifty Thousand Dollars ($50,000) (the “High Wire Basket”), and then only for the amount by which such Losses exceed the High Wire Basket; provided, however, that the High Wire Basket shall not apply to Losses arising from breaches of the Fundamental Representations or from fraud or intentional misrepresentation.

(ii) Thoth and the Shareholder shall not be obligated to indemnify the High Wire Indemnified Parties for Losses pursuant to Section 6.3(a) until the aggregate amount of all such Losses exceeds Fifty Thousand Dollars ($50,000) (the “Thoth Basket”), and then only for the amount by which such Losses exceed the Thoth Basket; provided, however, that the Thoth Basket shall not apply to Losses arising from breaches of the Fundamental Representations or from fraud or intentional misrepresentation.

(b) Cap. Notwithstanding anything to the contrary in this Article VI:

(i) The maximum aggregate liability of High Wire for indemnification pursuant to Section 6.2(a) shall not exceed an amount equal to one hundred percent (100%) of the value of the Shares as of the Closing Date (calculated based on the closing price of High Wire’s common stock on the trading market on the Closing Date multiplied by the number of Shares issued); provided, however, that such cap shall not apply to Losses arising from breaches of the Fundamental Representations or from fraud or intentional misrepresentation.

(ii) The maximum aggregate liability of Thoth and the Shareholder for indemnification pursuant to Section 6.3(a) shall not exceed an amount equal to one hundred percent (100%) of the value of the Shares as of the Closing Date (calculated based on the closing price of High Wire’s common stock on the trading market on the Closing Date multiplied by the number of Shares issued); provided, however, that such cap shall not apply to Losses arising from breaches of the Fundamental Representations or from fraud or intentional misrepresentation.

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(iii) The provisions of this Section 6.4(b) shall not limit the liability of any Party for indemnification pursuant to Section 6.2(b) through (e) or Section 6.3(b).

(c) No Duplication. Amounts payable by an indemnifying party pursuant to this Article VI shall be net of (i) any insurance proceeds actually received by the Indemnified Party with respect to the indemnified Loss, and (ii) any Tax benefit actually realized by the Indemnified Party as a result of such Loss. An Indemnified Party shall not be entitled to recover more than once for the same Loss under this Agreement.

(d) Materiality Qualifiers. For purposes of determining whether there has been a breach of any representation or warranty and calculating the amount of Losses arising from any such breach, any materiality or Material Adverse Effect qualifications in such representation or warranty shall be disregarded.

6.5 Indemnification Procedures.

(a) Notice of Claims. If an Indemnified Party becomes aware of a claim for which it is entitled to indemnification under this Article VI (an “Indemnifiable Claim”), the Indemnified Party shall promptly (and in any event within thirty (30) days after becoming aware of such Indemnifiable Claim) notify the indemnifying party in writing of such Indemnifiable Claim, describing in reasonable detail the nature of the Indemnifiable Claim, the basis for the claim, and, if known, the amount of the claim (a “Claim Notice”). The failure to provide a Claim Notice within such thirty (30) day period shall not release the indemnifying party from any of its obligations under this Article VI except to the extent the indemnifying party is actually prejudiced by such failure.

(b) Third-Party Claims. If an Indemnifiable Claim arises from a claim made by a third party (a “Third-Party Claim”), the indemnifying party shall have the right, at its sole cost and expense, to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the indemnifying party notifies the Indemnified Party in writing within thirty (30) days after receipt of the Claim Notice that it will indemnify the Indemnified Party for Losses that may result from such Third-Party Claim, and (ii) the Third-Party Claim involves only money damages and does not seek injunctive or other equitable relief. If the indemnifying party assumes the defense of a Third-Party Claim, (A) the Indemnified Party may retain separate counsel at its sole cost and expense (except that the indemnifying party shall be responsible for such costs and expenses if the Indemnified Party reasonably determines that there is a conflict of interest that makes representation by the same counsel inappropriate), and (B) the indemnifying party shall not settle such Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned, or delayed) unless such settlement (x) includes an unconditional release of the Indemnified Party from all liability with respect to such Third-Party Claim and (y) does not include any admission of liability or wrongdoing by the Indemnified Party. If the indemnifying party does not assume the defense of a Third-Party Claim, the Indemnified Party may defend such Third-Party Claim at the sole cost and expense of the indemnifying party, and the indemnifying party shall not settle such Third-Party Claim without the prior written consent of the Indemnified Party.

(c) Direct Claims. If an Indemnifiable Claim does not arise from a Third-Party Claim, the indemnifying party shall have thirty (30) days from receipt of the Claim Notice to respond to such Claim Notice. If the indemnifying party does not respond within such thirty (30) day period or rejects the claim in whole or in part, the Indemnified Party shall be entitled to pursue all remedies available to it under this Agreement or at law or in equity.

6.6 Exclusive Remedy. From and after the Closing, except as set forth in Section 6.7, the indemnification provisions of this Article VI shall be the sole and exclusive remedy of the Parties with respect to any breach of any representation, warranty, covenant, or agreement contained in this Agreement or any certificate delivered pursuant hereto; provided that this Section 6.6 shall not limit any Party’s right to seek specific performance or other equitable relief in accordance with Section 8.4 with respect to pre-Closing breaches. Nothing in this Section 6.6 shall limit any remedy available to any Party with respect to fraud or intentional misrepresentation.

6.7 Fraud. Notwithstanding anything to the contrary in this Agreement, the limitations set forth in Section 6.4 and Section 6.6 shall not apply to any claim based on fraud or intentional misrepresentation, and any Party who has been damaged by another Party’s fraud or intentional misrepresentation shall be entitled to all remedies available at law or in equity.

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ARTICLE VII

Covenants

7.1 Blue Sky Laws. High Wire shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the High Wire Stock in connection with this Agreement.

7.2 Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses. High Wire shall not be responsible for any fees and expenses incurred by it or its officers, directors or security holders on or prior to the Closing Date in connection with the Transactions contemplated by this Agreement.

7.3 Post-Closing Covenants.

(a) Tax Matters. The Parties shall cooperate fully with each other in connection with the preparation and filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and provision of records and information reasonably relevant to any such matter and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b) Further Assurances. Following the Closing, each Party shall, and shall cause its Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the Transactions.

7.4 Reserved.

ARTICLE VIII

Miscellaneous

8.1 Notices.

All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to High Wire, to:

High Wire Networks, Inc.

30 North Lincoln Street

Batavia, Illinois, 60510

Attention: Chief Executive Officer

If to Thoth, to:

Thoth Aerospace Inc.

3 Columbus Circle, Floor 15

New York, NY 10019

Attention: Chief Executive Officer

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With an Electronic Copy to (Which Shall Not Constitute Notice):

Business Legal Advisors, LLC

Attention: Brian Higley, Esq.

brian@businesslegaladvisor.com

If to the Shareholder:

At the addresses in the records maintained by Thoth.

8.2 Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by Thoth, High Wire and the Shareholder. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right. No consideration shall be offered or paid to the Shareholder to amend or consent to a waiver or modification of any provision of any Transaction Document unless the same consideration is also offered to the Shareholder then holding the Shares.

8.3 Replacement of Securities. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, High Wire shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to High Wire of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, High Wire may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

8.4 Remedies.

(a) General Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Shareholder, High Wire, and Thoth will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

(b) Limitations on Specific Performance Against Thoth. Specific performance shall not be available as a remedy against Thoth or the Shareholder with respect to any obligation to transfer, deliver, or maintain the Thoth Securities or any assets or properties of Thoth following any termination of this Agreement or rescission of the Transactions. In such event, the sole remedy of High Wire shall be (i) return of the Shares (if issued), and (ii) monetary damages as provided in Article VI.

(c) Pre-Closing Specific Performance. Notwithstanding anything to the contrary in Article VI, any Party shall be entitled to seek specific performance of the other Parties’ obligations to consummate the Transactions prior to any termination of this Agreement in accordance with Section 1.5, and such right shall not be limited by Article VI.

8.5 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

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8.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

8.7 Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

8.8 Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with the High Wire Disclosure Letter and the Thoth Disclosure Letter and the other agreements and documents referred to herein, (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

8.9 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws that would require the application of the laws of any other jurisdiction, except that (i) matters relating to the internal corporate affairs of High Wire shall be governed by the laws of the State of Nevada, and (ii) matters relating to the internal corporate affairs of Thoth shall be governed by the laws of the State of New York.

(b) Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of (i) the Supreme Court of the State of New York, New York County, and (ii) the United States District Court for the Southern District of New York, for the purposes of any suit, action, or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each Party agrees to commence any such action, suit, or proceeding either in the United States District Court for the Southern District of New York or, if such suit, action, or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each Party further agrees that service of any process, summons, notice, or document by U.S. registered mail to such Party’s respective address set forth in Section 8.1 shall be effective service of process for any action, suit, or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit, or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum.

(c) WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.9(c).

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8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

8.11 No Presumption Against Drafting Party; Sandbagging.

(a) No Presumption. Each Party acknowledges that it has been represented by independent legal counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

(b) Sandbagging. The representations, warranties, covenants, and agreements of each Party contained in this Agreement, and the rights and remedies that may be exercised by any other Party, shall not be affected or deemed waived by reason of:

(i) Any investigation made by or on behalf of such other Party (including by any of its representatives or advisors);

(ii) Any knowledge acquired (or capable of being acquired) by such other Party at any time, whether before or after the date of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, or agreement; or

(iii) The fact that such other Party or its representatives knew or should have known that any such representation or warranty is, was, or might be inaccurate or incorrect, or that any such covenant or agreement has been or may not be complied with.

(c) Waiver Only in Writing. Without limiting the generality of the foregoing, the waiver by any Party of any condition or obligation to be performed by any other Party shall not be effective unless in a writing signed by the waiving Party that expressly identifies the condition or obligation being waived.

(d) Survival Not Affected. The provisions of this Section 7.11 shall not affect or limit the survival periods set forth in Section 6.1 or any other express limitation on the time within which claims may be brought.

8.12 Confidentiality.

(a) Confidential Information. Each Party acknowledges that in connection with this Agreement and the Transactions, it has had and will have access to Confidential Information (as defined below) of the other Parties. Each Party agrees that:

(i) All Confidential Information of the other Parties shall be kept strictly confidential and shall not be disclosed to any third party (other than its representatives and advisors who have a need to know such information and who are bound by confidentiality obligations at least as restrictive as those contained herein) without the prior written consent of the disclosing Party;

(ii) Such Confidential Information shall be used solely for the purpose of evaluating and consummating the Transactions and for no other purpose;

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(iii) If this Agreement is terminated prior to Closing, each Party shall promptly return or destroy (at the disclosing Party’s option) all Confidential Information received from the other Parties and all copies thereof, and shall certify such return or destruction in writing; and

(iv) These confidentiality obligations shall survive any termination of this Agreement for a period of three (3) years.

(b) Definition of Confidential Information. “Confidential Information” means any and all non-public information relating to a Party or its business, including but not limited to financial information, business plans, customer lists, supplier lists, pricing information, marketing plans, trade secrets, proprietary information, know-how, and any other information that is marked as confidential or that a reasonable person would understand to be confidential given the nature of the information and the circumstances of disclosure. Confidential Information shall not include information that (i) is or becomes publicly available through no breach of this Agreement by the receiving Party, (ii) was rightfully in the receiving Party’s possession prior to disclosure by the disclosing Party, (iii) is rightfully received by the receiving Party from a third party without breach of any confidentiality obligation, or (iv) is independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information.

(c) Remedies. Each Party acknowledges that a breach of this Section 8.12 would cause irreparable harm to the other Parties for which monetary damages would be an inadequate remedy. Accordingly, in addition to any other remedies available at law or in equity, the non-breaching Party shall be entitled to seek injunctive relief to enforce the provisions of this Section 8.12 without the necessity of posting a bond.

8.13 Public Announcements; Regulatory Filings.

(a) Public Announcements. From the date of this Agreement until the earlier of the Closing Date or termination of this Agreement, except as required by applicable Law or the rules of any trading market on which High Wire’s securities are quoted, no Party shall issue any press release or make any public announcement or disclosure relating to this Agreement or the Transactions without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned, or delayed). The Parties shall cooperate in good faith to agree upon the form and substance of any such required press release, announcement, or disclosure prior to its issuance.

(b) Required Regulatory Filings. Each Party acknowledges that High Wire may be required to file a Current Report on Form 8-K with the SEC and/or issue a press release disclosing the execution of this Agreement and the Transactions. Thoth and the Shareholder shall cooperate with High Wire in preparing any such filings or press releases, including by:

(i) Providing such information regarding Thoth and its business as High Wire may reasonably request for inclusion in any required SEC filings;

(ii) Reviewing and commenting on drafts of any such filings or press releases that reference Thoth or the Shareholder; and

(iii) Providing any required consents or authorizations for the disclosure of information regarding Thoth or the Shareholder.

(c) Timing of Disclosure. High Wire shall provide Thoth and the Shareholder with advance copies of any press release or SEC filing relating to this Agreement or the Transactions at least two (2) business days prior to issuance or filing (or such shorter period as may be required by applicable Law or the rules of the trading market), and shall consider in good faith any comments provided by Thoth or the Shareholder.

(d) Subsequent Disclosures. Following the Closing, High Wire shall not issue any press release or make any public announcement or disclosure that identifies Thoth, the Shareholder, or any of their Affiliates, or that contains any Confidential Information of Thoth, without the prior written consent of the Shareholder (which consent shall not be unreasonably withheld, conditioned, or delayed), except as required by applicable Law or the rules of any trading market, in which case High Wire shall provide the Shareholder with prior notice and an opportunity to comment.

(e) No Implication of Employment or Affiliation. No press release, public announcement, or SEC filing shall state or imply that the Shareholder or any representative of Thoth will be an employee, officer, director, consultant, or advisor to High Wire following the Closing (other than in the capacity of a stockholder) without the express prior written consent of the Shareholder.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Securities Exchange Agreement to be duly executed by their respective authorized signatories on the date set forth below.

High Wire Networks, Inc.

By: /s/ Mark W. Porter	Date: March 3, 2026
Name: Mark W. Porter
Title: Chief Executive Officer

Thoth Aerospace Inc.

By: /s/ Dennis O’Leary	Date: March 3, 2026
Name: Dennis O’Leary
Title: Chief Executive Officer

The Shareholder

By: /s/ Dennis O’Leary	Date: March 3, 2026
Name: Dennis O’Leary

[Signature Page to Share Exchange Agreement]

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ANNEX A

Definitions

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Consent” means any material consent, approval, license, permit, order or authorization.

“Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, including but not limited to the SEC and FINRA.

“Intellectual Property Right” means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program.

“Law” means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree.

“Lien” means any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement and other encumbrance.

“High Wire Bylaws” means the Bylaws of High Wire, as amended to the date of this Agreement.

“High Wire Charter” means the Articles of Incorporation of High Wire, as amended to the date of this Agreement.

“High Wire Disclosure Letter” means the letter delivered from High Wire to Thoth concurrently herewith.

“High Wire Material Adverse Effect” means any event, change, fact, condition, or circumstance that, individually or in the aggregate with all other events, changes, facts, conditions, and circumstances, (a) has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition, or results of operations of High Wire, or (b) would prevent, materially delay, or materially impair the ability of High Wire to consummate the Transactions; provided, however, that “High Wire Material Adverse Effect” shall not include any event, change, fact, condition, or circumstance to the extent arising out of or resulting from:

(i) changes in general economic, financial, or capital market conditions in the United States or elsewhere in the world, including changes in interest or exchange rates;

(ii) changes generally affecting the industry in which High Wire operates;

(iii) changes in applicable Law or GAAP;

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(iv) any outbreak or escalation of hostilities, war, armed conflict, or terrorism, or any natural disaster, pandemic, epidemic, or other force majeure event;

(v) the execution, delivery, announcement, or pendency of this Agreement or the Transactions, including the impact thereof on relationships with customers, suppliers, employees, or other business partners (provided that this clause (v) shall not apply to any representation or warranty that is intended to address the consequences of the execution, delivery, announcement, or pendency of this Agreement or the Transactions);

(vi) any action taken by High Wire that is expressly required by this Agreement or taken with the prior written consent of Thoth; or

(vii) any failure by High Wire to meet any internal or published projections, forecasts, or estimates of revenues, earnings, or other financial metrics for any period (provided that the underlying causes of such failure may be considered in determining whether a High Wire Material Adverse Effect has occurred);

provided further, that any event, change, fact, condition, or circumstance described in clauses (i) through (iv) above may be taken into account in determining whether a High Wire Material Adverse Effect has occurred to the extent it has a disproportionate adverse effect on High Wire compared to other companies operating in the same industry.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Taxes” means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Thoth Constituent Instruments” means the corporate Charter and Bylaws of Thoth and such other constituent instruments of Thoth as may exist, each as amended to the date of this Agreement.

“Thoth Disclosure Letter” means the letter delivered from Thoth to High Wire concurrently herewith.

“Thoth Material Adverse Effect” means any event, change, fact, condition, or circumstance that, individually or in the aggregate with all other events, changes, facts, conditions, and circumstances, (a) has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition, or results of operations of Thoth and its subsidiaries taken as a whole, or (b) would prevent, materially delay, or materially impair the ability of Thoth or the Shareholder to consummate the Transactions; provided, however, that “Thoth Material Adverse Effect” shall not include any event, change, fact, condition, or circumstance to the extent arising out of or resulting from:

(i) changes in general economic, financial, or capital market conditions in the United States or elsewhere in the world, including changes in interest or exchange rates;

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(ii) changes generally affecting the industry in which Thoth operates;

(iii) changes in applicable Law or GAAP;

(iv) any outbreak or escalation of hostilities, war, armed conflict, or terrorism, or any natural disaster, pandemic, epidemic, or other force majeure event;

(v) the execution, delivery, announcement, or pendency of this Agreement or the Transactions, including the impact thereof on relationships with customers, suppliers, employees, or other business partners (provided that this clause (v) shall not apply to any representation or warranty that is intended to address the consequences of the execution, delivery, announcement, or pendency of this Agreement or the Transactions);

(vi) any action taken by Thoth that is expressly required by this Agreement or taken with the prior written consent of High Wire; or

(vii) any failure by Thoth to meet any internal or published projections, forecasts, or estimates of revenues, earnings, or other financial metrics for any period (provided that the underlying causes of such failure may be considered in determining whether a Thoth Material Adverse Effect has occurred);

provided further, that any event, change, fact, condition, or circumstance described in clauses (i) through (iv) above may be taken into account in determining whether a Thoth Material Adverse Effect has occurred to the extent it has a disproportionate adverse effect on Thoth compared to other companies operating in the same industry.

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